                                                                     APPENDIX D

[Lehman Letterhead]

June 27, 2000

Board of Directors
Haven Bancorp, Inc.
615 Merrick Avenue
Westbury, NY 11590

Members of the Board:

            We understand  that Haven Bancorp,  Inc. (the  "Company") and Queens
County  Bancorp,  Inc.  ("Queens  County")  will enter into a definitive  merger agreement  pursuant  to which the  Company  will be merged  with and into Queens
County and each share of common stock of the Company will be converted  into the right to receive  1.04 shares (the  "Exchange  Ratio") of common stock of Queens
County (the  "Merger").  The terms and conditions of the Merger are set forth in more detail in the Agreement and Plan of Merger dated as of June 27, 2000 by and between the  Company and Queens  County  (the  "Merger  Agreement").  We further understand that, concurrently with the announcement of the Merger, Queens County will  announce that it is prepared to repurchase up to 20.0% of the shares to be issued to the  stockholders  of the  Company in the  transaction  to support the price of Queens County's common stock following the announcement of the Merger.

            We have been  requested  by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the  Company of the  Exchange  Ratio to be  offered  by Queens  County to the stockholders  of the Company in the Merger.  We have not been requested to opine as to, and our opinion does not in any manner address,  the Company's underlying business decision to proceed with or effect the Merger.

            In arriving at our opinion, we reviewed and analyzed: (1) the Merger
Agreement  and  the  specific  terms  of  the  Merger,  (2)  publicly  available information  concerning  the  Company  and Queens  County  that we believe to be relevant to our analysis  including  without  limitation  annual reports on Form
10-K for the year ended  December 31, 1999,  quarterly  reports on Form 10-Q for the quarter  ended March 31, 2000 and recent press  releases for the Company and
Queens  County,  (3)  financial and  operating  information  with respect to the business,  operations  and  prospects  of  the  Company  furnished  to us by the
Company,  including without limitation projections prepared by management of the
Company and the master license agreement,  as well as the individual supermarket branch license agreements,  entered into by the Company with Pathmark, Inc., (4)
financial and operating information with respect to the business, operations and prospects of Queens  County  furnished to us by Queens  County,  (5) the trading histories of the common stock of the Company and Queens  County and a comparison of  these  trading  histories  with  those  of other  companies  that we  deemed relevant,  (6) a  comparison  of the  historical  financial  results and present financial  condition  of the  Company  and  Queens  County  with  those of other companies  that we deemed  relevant,  including  without  limitation  historical operating  performance of the Company in terms of  profitability  as measured by
ROAA and ROAE and  efficiency  ratio as compared to its peer group,  (7) current third party research analyst  estimates of the future  financial  performance of the Company and Queens  County,  (8) a comparison of the financial  terms of the
Merger with the  financial  terms of certain other recent  transactions  that we deemed  relevant,  (9) the  potential  pro  forma  impact  of the  Merger on the expected  future  financial  performance  of Queens  County,  (10) the  relative contributions of the Company and Queens County to the assets,  equity,  earnings and overall financial  performance of the combined company on a pro forma basis,
(11) the  results of efforts to solicit  indications  of interest  from  various other  potential  buyers with  respect to an  acquisition  of all or part of the
Company,  and (12) the  increase  in  dividends  expected  to be received by the
Company's  stockholders as a consequence of the Merger. In addition, we have had discussions  with the  managements  of the Company and Queens County  concerning
their  respective  businesses,   operations,   assets,  liabilities,   financial
conditions and prospects,  and the potential cost savings,  operating  synergies and strategic  benefits  expected to result

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from a combination of the businesses of the Company and Queens County,  and have undertaken  such  other  studies,  analyses  and  investigations  as  we  deemed appropriate.

         In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the
Company and Queens County that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company and Queens County, upon advice of the
Company and Queens County, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective managements of the Company and Queens County as to the future financial performance of the Company and Queens County (including, without limitation, with respect to projected cost savings and operating synergies expected to result from a combination of the businesses of the Company and Queens County) However, in arriving at our opinion, we also used consensus estimates of future financial performance of the Company and Queens County from third party research analysts and, with respect to the Company, made certain adjustments to such estimates based on various assumptions as to the future operations of the Company. We have discussed these adjusted estimates for the future financial profitability of the Company with management of the Company and they have agreed with the appropriateness of the use of such adjusted estimates in performing our analysis. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Queens County or the
Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of Queens County or the Company. In addition, we are not experts in the evaluation of loan portfolios or allowances for loan and real estate owned losses and, upon advice of the Company and Queens County, we have assumed that the Company's and Queens County's current allowances for loan and real estate owned losses (including for off-balance sheet items) are in the aggregate adequate to cover all such losses. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

         Upon advice of the Company and its legal and accounting advisors, we have assumed that the Merger will qualify for purchase accounting treatment and as a reorganization within the meaning of Section 368(a) of the Internal Revenue
Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company.

         Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered by Queens County to the stockholders of the Company in the Merger is fair to the Company.

         We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the
Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed and continue to perform various investment banking services for Queens County and have received and will receive customary fees for such services.

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         This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

                                                 Very truly yours,

                                                 LEHMAN BROTHERS

                                                 By: /s/ Mark H. Burton
                                                     ------------------
                                                     Mark H. Burton
                                                     Managing Director

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